Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated March 9, 2016, on the financial statements of E-N-G Mobile Systems, Inc. for the years ended December 31, 2014 and 2013, included herein on the registration statement of PositiveID Corporation on Form S-1, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
September 30, 2016